SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

THE LACLEDE GROUP, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Correction to Proxy Statement
Annual Meeting of Shareholders
January 25, 2007

Please note that the number of shares outstanding on December 1, 2006 is 21,530,657. This corrects the number that appears on the first page of the enclosed proxy statement under “Voting Matters”. No other corrections are necessary.

Notice of

ANNUAL MEETING
OF SHAREHOLDERS

and

PROXY STATEMENT

January 25, 2007

720 Olive Street
St. Louis, MO 63101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. central standard time on Thursday, January 25, 2007

Place	Hilton St. Louis at the Ballpark One South Broadway St. Louis, Missouri 63102

Items of Business	1.	To elect three members of the Board of Directors to serve for a three-year term and one member to serve for a two-year term.

	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2007 fiscal year.

	3.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

Record Date	You can vote if you are a common shareholder of record on December 1, 2006.

Annual Report	Our 2006 annual report was delivered with this proxy statement.

     Your vote is important. Whether or not you plan to attend the annual meeting, PLEASE VOTE IN ONE OF THREE WAYS: (1) use the toll free telephone number shown on your proxy card; (2) visit the web-site shown on your proxy card to vote via the Internet; or (3) mark, sign, date and promptly return the proxy card in the enclosed, pre-addressed, postage-paid envelope. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

By the order of the Board of Directors,

MARY CAOLA KULLMAN
Secretary
December 18, 2006

PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

     This proxy statement is furnished to solicit proxies by the Board of Directors of The Laclede Group for use at the annual meeting of its shareholders to be held on January 25, 2007, and at any adjournment or postponement thereof. The meeting will be held at the Hilton St. Louis at the Ballpark, One South Broadway, St. Louis, Missouri 63102 at 10:00 a.m. central standard time. The Company expects to mail this proxy statement with the annual report for its fiscal year 2006 on or about December 18, 2006.

Annual Meeting Admission

     If you are a shareholder of record and plan to attend the annual meeting, please check the box on your proxy card. If your shares are held by someone else, such as a bank or broker, and you plan to attend the meeting, please bring a letter or statement from that firm that shows you were a beneficial holder on December 1, 2006. Please also bring personal identification.

Voting Matters

     Your vote is very important.

     Holders of record of The Laclede Group common stock at the close of business on December 1, 2006 are entitled to receive this proxy statement and to vote at the meeting. As of December 1, 2006 there were 21,530,657 shares of The Laclede Group common stock outstanding. You are entitled to one vote for each share owned of record on that date.

How you can vote

     There are three convenient voting methods for shareholders of record:

     Voting by telephone. You can vote your shares by telephone by calling the toll free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return your proxy card. Telephone voting facilities for shareholders of record will close at 11:59 p.m. eastern standard time on January 24, 2007.

     Voting by Internet. You can also vote via the Internet. The web-site for Internet voting is on your proxy card, and voting is available 24 hours a day. If you vote via the Internet, you should not return your proxy card. Internet voting facilities for shareholders of record will close at 11:59 p.m. eastern standard time on January 24, 2007.

     Voting by mail. If you choose to vote by mail, mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided.

     If you hold your shares through a broker, bank or other holder of record, please follow its directions for providing voting instructions. The availability of telephone or Internet voting will depend on that firm’s processes.

     If you participate in The Laclede Group dividend reinvestment and stock purchase plan or in the Company Stock Fund of the Laclede Gas Wage Deferral Savings Plan, Salary Deferral Savings Plan, or MoNat Wage Deferral Savings Plan and you do not give voting instructions for shares owned by you through any of these plans, none of your shares held in the plans will be voted. If you participate in the Company Stock Fund of the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc. and you do not specify your voting instructions, the trustee of the plan trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the administrators and trustee of the plans, your voting instructions must be received by January 22, 2007.

How you may revoke or change your vote

     You may revoke your proxy at any time before it is voted at the meeting by:

  sending timely written notice of revocation to the corporate secretary;

  submitting another timely proxy by telephone, Internet or paper ballot; or

  attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

Other voting matters

     All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted by those named in the proxy card as recommended by the Board of Directors.

     If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. As of the date this proxy statement was printed, we do not know of any other matter to be raised at the annual meeting.

     We hired IVS Associates, Inc. as an independent tabulator of votes to ensure confidentiality of the voting process. However, if you write comments on your proxy card, the comments will be shared with us.

How votes are counted and voting requirements

     Each share of common stock represents one vote. As provided in The Laclede Group’s bylaws, holders of a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote that are present in person or by proxy is required to elect directors (Proposal 1), and to ratify the independent accountants (Proposal 2). Shares represented by proxies that are marked or voted:

  “withhold” with respect to the election of directors,

  “abstain” on the ratification of the appointment of the independent registered public accountant, or to deny discretionary authority,

will be counted to determine a quorum but will have the effect of voting against the nominee(s), the ratification of the independent accountant and discretionary authority. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present.

     If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting on some of the proposals. Under the rules of The New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of directors and the ratification of appointment of our independent accountant. Thus, it is important that you provide timely voting instructions to your broker to exercise your voting rights.

Delivery of Proxy Materials and Annual Report

     Only one proxy statement, proxy card and annual report for 2006 are being delivered by the Company to multiple shareholders sharing an address, unless the Company receives contrary instructions. The Company will deliver, promptly upon written or oral request, a separate copy of this proxy statement and accompanying materials to shareholders at a shared address to which a single copy was delivered.

     A shareholder who wishes to receive a separate copy of this proxy statement, proxy card or the annual report for 2006, now or in the future, or shareholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a request to Investor Services at 314-342-0873, or Investor Services, The Laclede Group, Inc., 720 Olive Street, St. Louis, Missouri 63101.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in The Laclede Group shares with the Securities and Exchange Commission and The New York Stock Exchange. Based on our records and information, in fiscal year 2006 our directors and executive officers met all applicable Securities and Exchange Commission reporting requirements.

Corporate Governance

Board and Committee Structure

     During the 2006 fiscal year, there were seven meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable Committee meetings, and all but one director attended the last annual meeting of shareholders.

     The standing committees of the Board of Directors include the Audit, Compensation, Corporate Governance, Investment Review and Capital Funds Committees.

     The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant, the internal audit department and the operation of ethics programs. At fiscal year end, the Committee members were Mr. Glotzbach as Committee chairman and audit committee financial expert, and Directors Givens, Stupp, and Van Lokeren. All Committee members were determined by the Board to be independent and financially literate in accordance with The New York Stock Exchange requirements. The Committee met five times in fiscal year 2006.

     The Compensation Committee assists the Board in the discharge of its responsibility relative to the compensation of the Company’s executives, reviews and makes recommendations to the Board relative to the Company’s incentive compensation and equity-based plans, and makes recommendations to the Board regarding director compensation. At fiscal year end, the Committee members, all of whom were determined to be independent, were Directors Donald (chairman), Givens, Glotzbach, and Nasser. The Committee met five times in fiscal year 2006. There are no Compensation Committee interlocks.

     The Corporate Governance Committee considers and makes recommendations to the Board relative to corporate governance and its corporate governance guidelines, assists the Board in identifying individuals qualified to become Board members, and assists the Board in the oversight of succession planning for executive officers. The Committee also recommends committee appointments to the full Board. At fiscal year end, the Committee members, all of whom were determined to be independent, were Directors Nasser (chairman), Donald, Glotzbach, and Van Lokeren. The Committee met four times in fiscal year 2006. Mr. Anthony V. Leness was recommended as a nominee by the chief executive officer to the chair of the Corporate Governance Committee and Ms. Brenda D. Newberry was recommended as a nominee by the Corporate Governance Committee. Both of these nominees were reviewed, interviewed and approved by the Committee and the Board of Directors.

     The Capital Funds Committee oversees the Company’s significant multi-year contributions to charitable and civic organizations. It also establishes certain criteria for the corporate giving program. At fiscal year end, the Committee members were Directors Givens (chairman), Maritz, Nasser, and Yaeger. The Committee met once in fiscal year 2006.

     The Investment Review Committee oversees the investments of the Company’s defined benefit qualified pension plans. At fiscal year end, the Committee members were Ms. Van Lokeren (chair), and Directors Glotzbach, Nasser, Stupp, and Yaeger. The Committee met four times in fiscal year 2006.

Director Independence

     The Board of Directors believes that a majority of the directors should be independent and determined that the following members were independent: Donald, Givens, Glotzbach, Leness, Maritz, Nasser, Stupp, and Van Lokeren. The Board has also determined that Ms. Newberry meets the independence standards. Mr. Yaeger, the Chairman, President and Chief Executive Officer, is the only non-independent member of the Board. In determining the independence of directors, the Board found that none of the directors, other than Mr. Yaeger, has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as certain prescribed standards of independence, which are attached as Appendix 1 to this proxy statement. The director independence standards adopted by the Board largely reflect The New York Stock Exchange standards except the Board chose to use five-year “cooling off” periods, which is longer than The New York Stock Exchange’s three-year period; further the standards provide that the Board does not consider material Laclede Gas Company’s provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to Laclede Gas Company’s tariffed rates. While the Board noted that Mr. Leness’ former employer, Merrill Lynch & Co., Inc., provided investment banking services to the Company in fiscal year 2006, Mr. Leness was not an executive officer or director of Merrill Lynch, received no compensation relative to the investment banking services provided to the Company, and retired from Merrill Lynch on June 30, 2006 prior to joining the Company’s Board. As a result, the Board determined Mr. Leness did not have a material interest in the transaction and the transaction does not impair the independence of Mr. Leness.

     The independent members of the Board meet in executive session at least quarterly, which sessions are led by the Corporate Governance Committee chair. Each quarter, he solicits from other Board members topics for discussion in those sessions. Topics include, from time to time, the performance of the Chief Executive Officer, executive succession planning, executive compensation matters, and the Company’s strategy.

     All of the members of the Audit, Compensation and Corporate Governance Committees are independent under our director independence standards as well as under the standards of The New York Stock Exchange. Mr. Glotzbach has been determined to be the audit committee financial expert for the Audit Committee and further, Directors Givens, Stupp and Van Lokeren, who serve on the Audit Committee, meet the audit committee financial expert requirements.

Corporate Governance Documents

     Our Board’s Corporate Governance Guidelines and the charters of each of the Audit, Compensation and Corporate Governance Committees are available on the Company’s web-site. Also available on the web-site are the Company’s Code of Business Conduct, Financial Code of Ethics and other related documents. Our web-site is at www.thelacledegroup.com. A copy of any of these documents will be sent to any shareholder upon request.

     The Board generally conducts itself in accordance with its Corporate Governance Guidelines. The Guidelines, among other matters, provide:

  each independent director must notify the Corporate Governance Committee Chair and the Chairman of the Board as soon as practicable of any event, situation or condition that may affect the Board’s evaluation of his or her independence, independent directors will not be paid for consulting, the Company will not retain their firms for consulting or services without approval of the full Board nor will any personal loans or extensions of credit be made by the Company to any Director other than on the same terms as loans or credit are available to customers generally, a director who materially changes his or her job responsibilities must submit a written offer to resign from the Board, which will then take into account the circumstances at that point in time and take such appropriate action as it deems necessary, a director is not eligible for election after reaching age 71,

  directors are responsible for attending Board and Committee meetings as well as the annual meeting of shareholders and expected to attend at a minimum 75% of such meetings,

  the Board and its Committees conduct annual assessments of their performance as well as assessments of the performance of each individual director,

  directors shall have complete access to management,

  the ability of the Board to retain consultants, experts, and advisors as it deems necessary, at Company expense, and encouragement to attend educational programs at Company expense.

Correspondence with the Board

     Those who desire to communicate with the independent directors should send correspondence addressed to the Corporate Governance Committee Chair, c/o The Laclede Group, Inc., 720 Olive Street, Room 1517, St. Louis, MO 63101. All appropriate correspondence is forwarded directly to the Corporate Governance Committee Chair. The Company does not, however, forward spam, sales, marketing or mass mailing materials; product or service complaints or inquiries; new product or service suggestions; resumes and other forms of job inquiries; or surveys. However, any filtered information is available to any director upon request.

     Shareholders who wish to recommend nominees to the Corporate Governance Committee should make their submission to the Committee by the September 30 preceding the annual meeting by submitting it to Corporate Governance Committee Chair, c/o The Laclede Group, 720 Olive Street, St. Louis, MO 63101. Candidates properly recommended by shareholders will be evaluated by the Committee using the same criteria as applied to other candidates. While there is no set specific criteria for nominees, the Corporate Governance Committee generally will consider the appropriate skills and characteristics needed in light of the current makeup of the Board, including an assessment of the experience, diversity, age and skills represented on the Board. Generally, the Committee looks for persons who evidence personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members. The Company does not typically hire or pay any third party to assist in this process.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Directors Van Lokeren and Yaeger, whose terms will expire upon the election on January 25, 2007, will stand for reelection for terms expiring in 2010. Dr. Givens will not stand for reelection due to the Company’s bylaw provision that prohibits the reelection of a director after he or she reaches age 71. The Board nominated Ms. Newberry to stand for election to replace Dr. Givens. On July 28, 2006, the Board increased the size of the Board from eight to nine and elected Mr. Leness to fill the new position. He was elected to the class whose term expires at the annual meeting in 2009, subject to approval of shareholders at this annual meeting.

     The persons named in the enclosed proxy card intend to vote proxies FOR the election of the three nominees listed below for their respective terms. If any nominee becomes unavailable for any reason before the meeting, which is not anticipated, the proxies received for that nominee will be voted for a person to be selected by our Board of Directors.

Information about the nominees and directors

Nominees for term expiring in 2010:

     Brenda D. Newberry, 53, became Chairman and Chief Executive Officer of The Newberry Group in 2006. From 1996-2005, she served as its President and Chief Executive Officer. Ms. Newberry founded The Newberry Group in 1996 with her husband. The Newberry Group provides IT consulting services on a global basis, specializing in cyber-security services, information systems consulting, and project management services.

     Mary Ann Van Lokeren, 59, retired as Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, in October 2006. She served in that capacity since December 1986. She is a director of Masco Corporation.

Director of Laclede Group since:	2000
Director of Laclede Gas:	1992-2001

     Douglas H. Yaeger, 57, has been Chairman of the Board, President and Chief Executive Officer of The Laclede Group since its inception in October 2000. He has been Laclede Gas’ Chairman of the Board since January 1999, Chief Executive Officer since January 1999 and President since December 1997. He is a director of First Banks, Inc.

Director of Laclede Group since:	2000
Director of Laclede Gas since:	1998

Nominee for term expiring in 2009:

     Anthony V. Leness, 66, was Managing Director Investment Banking – Global Power & Energy Group at Merrill Lynch & Co., Inc., in New York City from 1978 to his retirement on June 30, 2006. Merrill Lynch provides wealth management, capital market, investment banking and consulting services. He served as a relationship manager on a broad range of large and small companies, including industrial, communications, oil and gas exploration, natural gas pipeline, and, since 1990, exclusively on power and natural gas distribution companies.

Director of Laclede Group since:	2006

The Board of Directors recommends a vote “FOR”
election of these nominees as directors.

Directors with term expiring in 2008:

     Edward L. Glotzbach, 58, is President and Managing Partner at Technology Partners International, Inc., an organization that assists clients with the evaluation, negotiation, implementation and management of IT and business process sourcing initiatives. From October 2003 to December 2004, he served as Vice President and Chief Financial Officer of the firm. From 1970 to September 2003, he served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years.

Director of Laclede Group since:	2005

     W. Stephen Maritz, 48, has been Chairman of the Board of Maritz Inc. since February 2001 and Chief Executive Officer since November 1998. Maritz Inc. provides performance improvement, marketing research and travel services on a global basis.

Director of Laclede Group since:	2000
Director of Laclede Gas:	1999-2001

     John P. Stupp, Jr., 56, has been President of Stupp Bros., Inc. since March 2004 and Chief Executive Officer of Stupp Corporation since August 1995. He previously served as Executive Vice President from April 1995 – March 2004 and Chief Operating Officer from April 1996 – March 2004. Stupp Bros., Inc. has two operating divisions: Stupp Bridge Company, a fabricator of steel highway and railroad bridges; and Stupp Corporation, producer of custom-made ERW (electric resistance welded) pipe for gas and oil transmission; and three subsidiaries: Hammert’s Iron Works, Inc., a fabricator of structural steel; Bayou Coating LLC, coating applicators for steel line pipe; and Midwest BankCentre, a Missouri bank holding company. He serves as a director of Stupp Bros., Inc. and Atrion Corporation.

Director of Laclede Group since:	2005

Directors with term expiring in 2009:

     Arnold W. Donald, 51, is President and Chief Executive Officer of Juvenile Diabetes Research Foundation International, the leading charitable funder and advocate of type 1 (juvenile) diabetes research worldwide. He served as Chairman of the Board of Merisant Company from March 2000 to November 2005 and as its CEO from March 2000 to June 2003. He is a director of Crown Holdings, Inc., Oil-Dri Corporation of America, Carnival Corporation and The Scotts Company.

Director of Laclede Group since:	2003

     William E. Nasser, 67, was, until October 2003, CEO of SouthWest NanoTechnologies, Inc., a privately held specialty chemical firm. He served as Chairman of Enchira Biotechnology Corp. from April 1998 to January 2003. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995.

Director of Laclede Group since:	2000
Director of Laclede Gas:	1994-2001

Audit Committee Report

     The primary function of the audit committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies; for establishing internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations; and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm (the “firm”) is responsible for planning and performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The audit committee is responsible for overseeing the conduct of these activities by Company management and the firm.

     In this context, the audit committee has reviewed and discussed the audited financial statements for fiscal year 2006 with management and the firm, Deloitte & Touche LLP. The committee has also discussed with the firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and by the rules of the Public Company Accounting Oversight Board.

     Deloitte & Touche LLP has provided the committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent registered public accounting firm that firm’s independence.

     Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the year ended September 30, 2006.

Audit Committee
Edward L. Glotzbach, Chairman
Dr. Henry Givens, Jr.
John P. Stupp, Jr.
Mary Ann Van Lokeren

Fees of Independent Registered Public Accountant

     The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2006 and 2005 and fees billed for other services during those periods by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2006	2005
Audit fees (1)	$516,250	$507,250
Audit related fees (2)	115,115	74,900
Tax fees (3)	36,130	7,760
All other fees	0	0
Total	$667,495	$589,910
____________________

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent accountant can reasonably be expected to provide, such as statutory audits. Includes $242,000 and $250,000 of audit fees related to the independent accountant’s attestation relative to management’s assessment of the internal control over financial reporting under Section 404 for fiscal year 2006 and 2005, respectively.

(2)	Audit related fees consisted primarily of audits of employee benefit plans, consents for registration statements, and comfort letter for a public offering of subsidiary debt.

(3)	Tax fees consisted primarily of assistance with tax compliance and reporting.

     Since the adoption of the pre-approval policy described below, the Audit Committee has pre-approved all of the fees disclosed for fiscal years 2006 and 2005.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services

     Consistent with Securities and Exchange Commission requirements regarding accountant independence, the Audit Committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent registered public accountant. To this end, the Audit Committee adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountant. Under the policy, the

Committee or its designated member must pre-approve services prior to commencement of the specified service, provided that all fees relative to compliance with Section 404 of the Sarbanes-Oxley Act may only be pre-approved by the Committee. The decision of the designated member will be reported to the Audit Committee at its next meeting. The requests for pre-approval are submitted to the Audit Committee or its designated member, as applicable, by both the independent accountant and the Company’s Chief Financial Officer with a joint statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on accountant independence. At each Committee meeting, the Audit Committee reviews a report summarizing the services, including fees, provided by the independent accountant; a listing of pre-approved services provided since its last meeting; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent accountants.

Directors’ Compensation

Retainer and Fees

     The table below indicates compensation paid to current non-employee directors during fiscal year 2006:

		Board	Committee	Committee	Award Under
	Annual	Meeting	Chair	Meeting	Restricted Stock Plan
Director(1)	Retainer(2)	Fees (3)	Retainer(s) (4)	Fees (5)	For Directors
A. W. Donald	$20,000	$11,000	$5,000	$6,500	600
H. Givens, Jr.	20,000	14,000	5,000	8,000	450	(6)
E. L. Glotzbach	20,000	14,000	7,500	15,500	600
A. V. Leness	5,000	2,000	0	0	800
W. S. Maritz	20,000	13,000	0	3,000	600
W. E. Nasser	20,000	14,000	5,000	9,500	450	(6)
J. P. Stupp, Jr.	20,000	14,000	0	9,000	600
M. A. Van Lokeren	20,000	12,000	5,000	11,500	450	(6)
____________________

(1)	As disclosed in last year’s proxy statement, C. Ray Holman, an independent director and then Chairman of the Audit Committee, served on the Company’s Board for one month in fiscal year 2006 until his death on November 4, 2005. Upon his death, his shares of restricted stock became vested and payments began to his beneficiary under the Company’s deferred income plan of his account balance and under the retirement plan of his accrued benefit, both of which plans are described later in this proxy statement.

(2)	The retainers and fees may be deferred under the deferred income plan. Effective February 1, 2007, the annual retainer will be increased to $35,000.

(3)	Board meeting fees are $2,000 for each meeting, except the meeting fee for participation by phone is $1,000 per meeting.

(4)	The annual Committee chair retainer in calendar 2006 was $5,000, for each committee, except the annual Audit Committee chair retainer in 2006 was $7,500. In calendar 2007, the Committee chair retainer for Audit Committee chair will be $10,000, for Compensation Committee chair will be $7,500, and for all other Committee chairs will be $6,000.

(5)	Committee meeting fees are $1,000 for each meeting, except the meeting fee for participation by phone is $500 per meeting.

(6)	Dr. Givens’, Mr. Nasser’s and Ms. Van Lokeren’s shares are wholly vested. The Plan is described in more detail on this page of this proxy statement. All other awards are nonvested.

Mr. Yaeger does not receive any retainer, fees or other compensation for his service as a director.

     The Company’s Restricted Stock Plan for Non-employee Directors, approved by shareholders in January 2003, provides an initial award of 800 restricted shares to each new non-employee director. Annually thereafter, each non-employee director who is not a participant in the retirement plan for non-employee directors receives an additional grant of 600 shares, which the Board recently increased to 1,000 shares effective January 2007, for service rendered during the year preceding the annual meeting, while each non-employee director who is a participant in the retirement plan for non-employee directors receives an annual grant of 450 shares, which the Board recently increased to 850 shares, on the annual meeting date for the prior year’s service. The Plan trustee purchases shares for grants on the open market and holds them in trust for the account of the participants until they are vested. Forfeited shares are held by the trustee and available for future grants. Participants receive cash dividends on the Company’s common stock and may vote the shares awarded even while the shares are restricted, but the restricted shares may not be sold, pledged or otherwise transferred, except in accordance with the terms of the Plan. Shares vest depending on the participant’s age entering the plan and years of service as a director.

     While the Retirement Plan for Non-employee Directors was frozen as to any new directors in 2002, Messrs. Nasser and Givens, and Ms. Van Lokeren are participants. Messrs. Donald, Glotzbach, Leness, Maritz, and Stupp do not participate in the Plan. The Plan pays an annual retirement amount equal to $18,000 for the longer of ten (10) years or the participant’s life.

     Directors and executive officers of the Company are subject to stock ownership guidelines. Under these guidelines, directors are expected to own shares with a market value equal to two times the annual retainer and are expected to retain shares awarded under the Restricted Stock Plan for Non-employee Directors for at least three years after the restrictions lapse. The directors have five years to meet the ownership guidelines.

Beneficial Ownership of Laclede Group Common Stock

     The table below shows as of December 1, 2006 the number of shares of our common stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group.

Amount and Nature of Ownership

	Shares
	Beneficially		Percent
Name	Owned (1)		of Class
B. C. Cooper	17,840	(2)	*
M. C. Darrell	11,000	(2)	*
A. W. Donald	2,200	(3)	*
H. Givens, Jr.	3,950		*
E. L. Glotzbach	1,400	(3)	*
A. V. Leness	1,800	(3)	*
W. S. Maritz	3,150	(3)	*
W. E. Nasser	4,550	(3)	*
K. J. Neises	10,600	(2)	*
B. D. Newberry	0		*
R. E. Shively	35,718	(2)	*
J. P. Stupp, Jr.	1,156,400	(4)	5%
M. A. Van Lokeren	4,500		*
D. H. Yaeger	99,384	(2)	*
Ameriprise Financial, Inc.	1,607,635	(5)	7%
Barclays Global Investors, N.A./Barclays Global Fund Advisors	1,304,922	(6)	6%
Stupp Bros., Inc.	1,155,000	(4)	5%
All nominees, directors and executive officers as a group (22)	1,441,572		7%

____________________

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all of the shares listed.

(2)	Includes options exercisable currently and within 60 days for the following number of shares under the Equity Incentive Plan:
B. C. Cooper – 6,250; K. J. Neises – 0; M. C. Darrell – 3,000; R. E. Shively – 25,000; D. H. Yaeger – 60,000. Includes restricted non-vested shares granted under the Equity Incentive Plan approved in 2003 and under the 2006 Equity Incentive Plan approved at the last shareholders meeting, as to which a recipient has sole voting power and no current investment power as follows: B. C. Cooper – 8,000; K. J. Neises – 10,000; M. C. Darrell – 8,000; R. E. Shively – 9,000; and D. H. Yaeger – 30,000.

(3)	Includes restricted, non-vested shares granted under the Restricted Stock Plan for Non-employee Directors, as to which each recipient has sole voting power and no current investment power, as follows: A. W. Donald – 2,200; E. L. Glotzbach – 1,400; A. V. Leness – 800;
W. S. Maritz – 3,150; and J. P. Stupp, Jr. – 1,400.

(4)	Stupp Bros., Inc. owns these 1,155,000 shares. Mr. Stupp is a director and executive officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc., which is located at 3800 Weber Road, St. Louis, MO 63125.

(5)	Information provided as of December 31, 2005 in Schedule G by Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, MN 55474. Ameriprise Financial, Inc. is the parent holding company for Ameriprise Trust Company, RiverSource Funds, and RiverSource Investments, LLC. Of the shares reported, Ameriprise Trust Company reported an interest in 1,535,235 shares as the directed trustee for certain employee benefit plans and as trustee and investment manager of the RiverSource Trust Collective Funds. Ameriprise serves as the plan trustee for several of the employee benefit plans of Laclede Gas Company, a subsidiary of the Company. The reporting person, and each of its subsidiaries listed above, disclaims beneficial ownership of any shares reported on the Schedule 13G.

(6)	Information provided as of December 31, 2005 in Schedule 13G filed by these shareholders, whose address is 45 Fremont Street, San Francisco, CA 94105. Barclays Globals Investors, NA reports sole voting power as to 658,071 shares and sole dispositive power as to 773,289 shares; and Barclays Global Fund Advisors reports sole voting power as to 524,552 shares and sole dispositive power as to 531,633 shares; resulting in an aggregate number of shares by both entities of sole voting power of 1,182,623 shares and sole dispositive power of 1,304,922 shares.

*	Less than one percent.

Summary Compensation Table

     The table that follows presents information about compensation for the chief executive officer and four other most highly compensated executive officers, as defined by the Securities and Exchange Commission, of the Company and its subsidiaries for the last three fiscal years.

					Long-Term Compensation
					Awards
		Annual Compensation			Restricted	Securities	Payouts
Name and				Other Annual	Stock	Underlying	LTIP	All Other
Principal Position (1)	Year	Salary	Bonus(2)	Compensation(3)	Awards(4)(5)	Options(5)	Payouts(6)	Compensation(7)
D. H. Yaeger	2006	$521,667	$315,000	–0–	$456,900	–0–	$103,586	$18,058
Chairman of the Board,	2005	498,333	305,000	–0–	–0–	40,000	101,014	14,825
President and CEO	2004	477,308	226,300	–0–	–0–	40,000	99,545	11,975
K. J. Neises	2006	$309,533	$181,200	–0–	$152,300	–0–	$48,998	$40,256
Executive Vice President-	2005	298,200	162,700	–0–	–0–	15,000	47,781	37,767
Energy & Administrative	2004	286,133	110,900	–0–	43,275	15,000	47,086	35,419
Services
R. E. Shively	2006	$262,867	$26,900	–0–	$121,840	–0–	$10,575	$10,196
Senior Vice President-	2005	254,733	141,200	–0–	–0–	12,500	10,313	10,905
Business & Services	2004	250,500	75,000	–0–	–0–	15,000	10,163	1,587
Development
B. C. Cooper	2006	$236,667	$86,200	–0–	$121,840	–0–	–0–	$11,242
Chief Financial Officer	2005	230,400	93,200	–0–	–0–	12,500	–0–	10,254
	2004	222,933	65,000	–0–	–0–	12,500	–0–	9,691
M. C. Darrell	2006	$190,567	$45,000	–0–	$121,840	–0–	–0–	$8,761
General Counsel	2005	183,933	47,400	$39,990	–0–	6,000	–0–	62,600
	2004	75,000	12,000	1,696	–0–	–0–	–0–	2,199
____________________

(1)	Mr. Darrell first joined the Company in May 2004.

(2)	Fiscal years 2006, 2005 and 2004 include bonuses earned in that year but payable in the subsequent fiscal year.

(3)	For Mr. Darrell, this column includes a gross-up payment in fiscal 2005 for taxes on his living and relocation expenses and a gross-up payment in fiscal 2004 for taxes on his medical, dental and vision insurance expenses. The named executive officers received certain perquisites, including personal use of Company vehicles, club dues, and group term life insurance, which did not exceed the SEC disclosure threshold.

(4)	This column reflects the value of performance-contingent restricted stock awarded in fiscal year 2006, using the closing price on the November 2, 2005 grant date of $30.46. On September 30, 2006, those shares were valued as follows:

	Restricted Shares	Value at 9/30/06
	Awarded 11/2/05	($32.08 closing price)
D. H. Yaeger	15,000	$481,200
K. J. Neises	5,000	160,400
R. E. Shively	4,000	128,320
B. C. Cooper	4,000	128,320
M. C. Darrell	4,000	128,320

Dividends are payable on these shares.

For Mr. Neises in fiscal year 2004, the dollar value in this column is based on the closing market price of the Company’s common stock on the date the restricted stock was awarded, which was $28.85 on November 5, 2003. These shares became fully vested on November 1, 2005.

(5)	The Equity Incentive Plan contains provisions for the accelerated lapsing of restrictions on restricted stock and accelerated exercisability of options in the event of termination of the participant’s employment within two years following a change in control, which includes the purchase or other acquisition of beneficial ownership of 20% or more of the Company’s then outstanding shares of common stock, or a majority of the Board elected by actual or threatened election contest, or shareholder approval of reorganization, merger or consolidation following which the Company’s shareholders do not own more than 50% of the surviving entity’s voting power in the election of directors; liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets. If there is a corporate transaction or event in which the outstanding awards will not be assumed or otherwise continued following the event, the Equity Incentive Plan allows the Compensation Committee, in its discretion, to terminate any outstanding award and provide for the purchase of the awards or make the awards exercisable at least 10 days prior to the event.

(6)	The amounts in this column reflect dividend equivalents paid under the incentive compensation plan to the named executive officer during the three most recent fiscal years. For a more detailed discussion of the plan, see the Long- Term Incentive Plan discussion beginning on page 15.

(7)	This column includes:

		Above Market
		Interest	401(k)
		Current Deferred	Company
		Income Plan	Match
Yaeger	2006	$9,588	$8,470
	2005	6,627	8,196
	2004	3,899	8,074

Neises	2006	$22,629	$8,595
	2005	21,454	8,229
	2004	19,120	8,064

Shively	2006	$1,693	$8,503
	2005	1,803	9,100
	2004	1,585	0

Cooper	2006	$2,832	$8,410
	2005	2,038	8,214
	2004	1,682	8,007

Darrell	2006	$374	$8,387
	2005	199	3,143
	2004	22	0

This column also includes supplemental insurance premiums below $10 each in fiscal years 2006, 2005 and 2004. For Mr. Neises, this column also includes above market interest in the original deferred income plan of $9,032 in 2006, $8,082 in 2005, and $8,233 in 2004. For Mr. Darrell, this column also includes $59,256 for relocation costs and personal living expenses in fiscal 2005 and $2,175 for health, vision, and dental COBRA expenses in fiscal 2004.

Total Options Exercised in Fiscal 2006 and Year-End Value

     This table provides information for options exercised by each of the named executive officers in fiscal 2006 and the value (stock price less exercise price) of the remaining options held by those executives at year-end, using the average ($32.52) of the high and low trading price of our common stock on September 29, 2006.

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options Held at		In-The-Money Options
	Acquired On	Value	9/30/06		at 9/30/06
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
D. H. Yaeger	0	$–0–	40,000	60,000	$181,600	$213,000
K. J. Neises	3,750	$32,738	0	22,500	$–0–	$79,875
R. E. Shively	0	–0–	18,125	20,625	$101,806	$76,931
B. C. Cooper	0	–0–	8,750	18,125	$39,500	$60,781
M. C. Darrell	0	–0–	1,500	4,500	$2,355	$7,065

Long-Term Incentive Plan – Awards in Last Fiscal Year

     The Company’s long-term incentive plan awards share units that are credited with quarterly dividend equivalent payments and an annual deferred compensation amount to participants. Because the shareholders in 2003 approved the Equity Incentive Plan, the Board determined not to make any further awards under this incentive plan. Messrs. Yaeger, Neises and Shively have 73,465, 34,750 and 7,500 share units, respectively, previously awarded under the long-term incentive plan and continue to receive dividend equivalent payments and earn an annual deferred compensation amount. Of those awards, Messrs. Yaeger, Neises and Shively are vested, respectively, in 63,465, 34,750 and 0 of those units.

     The dividend equivalent payments made to the named executive officers during the last fiscal year are disclosed in the “LTIP Payouts” column in the Summary Compensation Table. During the fiscal year ended September 30, 2006, each share unit was credited $.90 as a deferred compensation amount. The awards are subject to certain vesting requirements. In addition, a participant forfeits all rights to the share units if his employment is terminated for any reason other than retirement, death, disability or resignation by the participant after a hostile change in control of the Company.

     The participant, and the participant’s spouse after the participant’s death, are entitled to receive dividend equivalent payments for life if the participant retired after age 65, or retired before age 65 but, based on the participant’s age at the time of the award, was employed by the Company after the date of the award of the share unit for two years after the award date if the participant was 61 or older at the time of award, four years if the participant was 55-60 at the date of award, or five years if the participant was 54 or under at the award date. Deferred compensation payments are made in 10 annual installments subsequent to retirement, with interest credited after retirement based on the then-current prime rate.

Retirement Plan

     The Company maintains a qualified pension plan for all employees. Benefit payments under the plan are based upon a participant’s “average final compensation” and years of service. The qualified plan is supplemented by a non-qualified Supplemental Retirement Plan for those employees whose benefits under the qualified plan are subject to limitations under the Internal Revenue Code.

     The table below shows estimated annual benefits payable at a normal retirement date under the employees’ retirement plan and the supplemental retirement benefit plan. The Plan defines “average final compensation” as the greater of: (a) the annual average of the highest compensation for 36 consecutive calendar months during the participant’s last 120 months of service; and (b) the annual average of the highest compensation for three consecutive calendar years during the participant’s last ten calendar years of service. Compensation under the Plan includes “Salary” and “Bonus” amounts as shown in the Summary Compensation Table.

Pension Plan Table
Estimated Annual Benefits Upon Retirement

	Years of Service
Average Final
Compensation	15	20	25	30
$200,000	$ 58,584	$ 78,112	$ 97,640	$ 117,168
250,000	74,334	99,112	123,890	148,668
300,000	90,084	120,112	150,140	180,168
350,000	105,834	141,112	176,390	211,668
400,000	121,584	162,112	202,640	243,168
450,000	137,334	183,112	228,890	274,668
500,000	153,084	204,112	255,140	306,168
550,000	168,834	225,112	281,390	337,668
600,000	184,584	246,112	307,640	369,168
650,000	200,334	267,112	333,890	400,668
700,000	216,084	288,112	360,140	432,168
750,000	231,834	309,112	386,390	463,668
800,000	247,584	330,112	412,640	495,168
850,000	263,334	351,112	438,890	526,668

     Benefits shown in the table (the calculation of which, in some cases, takes into account the portion of average final compensation in excess of Social Security covered compensation, and, in other cases, is calculated after the deduction of Social Security offset amounts) assume retirement at age 65, the years of service shown, continued existence of the current plans without substantial change and payment in the form of a single life annuity. Years of service for the persons named in the Summary Compensation Table are as follows: D. H. Yaeger, 15 years;
K. J. Neises, 22 years; R. E. Shively, 5 years; B. C. Cooper, 4 years (not yet vested under the plan); and M. C. Darrell, 2 years (not yet vested under the plan).

Other Plans

Executive Salary Protection Plan

     The executive salary protection plan entitles the designated beneficiaries of a participating executive officer to receive certain payments upon the executive officer’s death. The amount of the payment is determined based upon the annual salary of the executive officer, whether the executive officer was actively employed or retired and the age of the executive officer, all as of the time of the executive officer’s death. If the executive officer dies prior to retirement, his beneficiary receives, payable monthly, an aggregate amount equal to his annual salary at death for the first year following the officer’s death. In each of the nine years following that first year, his beneficiary receives, payable monthly, an aggregate amount equal to ½ his annual salary at death. If the officer dies after retirement, but before age 70, his beneficiary receives, payable in four equal installments, an aggregate amount equal to twice the officer’s annual salary at retirement. If the officer dies after retirement and after age 70, his beneficiary receives, payable in two equal installments, an aggregate amount equal to the officer’s annual salary at retirement. Of the named executive officers, only Messrs. Yaeger and Neises are participants in this plan. The Company provides a life insurance benefit for the other named executive officers in an amount equal to: (i) double their base salary up to a maximum benefit of $500,000 while they are employed by the company and prior to age 65, (ii) 65% of double their base salary while they are employed on and after age 65 but before age 70, (iii) 50% of double their base salary after retirement but before age 70, and (iv) 25% of double their base salary after age 70.

Management Continuity Protection Plan

     The management continuity protection plan entitles the participating officer to receive a lump sum payment if the executive officer’s employment is terminated for any reason (other than death, disability or for actions involving moral turpitude) within 42 months, in the case of most officers, or 54 months, in the case of the president and any executive vice president, after a change in control of the Company. Each of the named executive officers participates in the plan. The amount of the payment is determined by multiplying by 2.99, in the case of the president and executive vice president, and doubling, in the case of all other officers, the officer’s average annual compensation for the five-year period preceding the termination and then reducing it depending upon the period of time that the officer remained employed following the change in control, and the number of months until the officer would attain the age of 65; reduced, as necessary, to avoid any adverse tax consequences of §280G of the Internal Revenue Code. Under the plan, a “change in control” is deemed to have occurred when any person becomes a beneficial owner, directly or indirectly, of the Company’s outstanding securities representing:

  more than 50% of the voting power of the Company; or

  at least 30% but not more than 50% of the voting power of the Company and a majority of the outside members of the Board of Directors determine that a change in control has occurred.

Deferred Income Plans

     Directors, officers and certain employees may defer income under deferred income plans in years in which the Board of Directors from time to time determines to open up the plan to allow deferrals during one or more succeeding annual periods and to allow new participants in the plan. Participants were allowed to make deferrals during the 2006 calendar year. Under the current plans during each deferral period, a non-employee director participant may defer up to 100% of fees and retainers and an employee participant may defer up to 15% of his or her annual salary (excluding incentive compensation). The deferrals, along with earnings thereon at rates not to exceed the greater of: (i) six to nine percent per annum, depending on the circumstances; and (ii) the annual corporate bond rates specified by Moody’s Investors Service plus one to three percent per annum depending on the circumstances, form the basis for certain benefits payable to the participant. The plan provides that payments may commence upon retirement, death or disability before retirement, or termination before age 55. There is no Company match of any of these deferrals. In the event a participant, following a change in control, terminates his or her status as a director or employee for good reason, or is terminated without cause, the participant is entitled to receive a lump sum benefit in the amount equal to the greater of: (i) the present value of the account balance under the plan to which the participant would be entitled if he or she had continued to make deferrals during the remainder of the annual deferral period and if he or she had terminated his or her status as a director or employee after reaching normal retirement age (for this purpose, age 70 for all directors, and age 65 for all employees); and (ii) the amount of the participant’s account balance.

     Prior to these plans, there was a deferred income plan (Deferred Income Plan I) that was closed to participation after 1990. The Deferred Income Plan I had similar terms except the earnings on deferrals could not exceed the greater of (i) twelve percent per annum, and (ii) the annual corporate bond rates specified by Moody’s Investors Service plus four percent per annum.

     Notwithstanding anything to the contrary set forth in any of the Company’s or Laclede Gas’ filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement, in whole or in part, the Compensation Report Regarding Executive Compensation, Performance Graph and Audit Committee Report contained in this proxy statement shall not be incorporated by reference into any such filings.

Compensation Committee Report Regarding Executive Compensation

Committee Responsibilities

     The compensation committee of the Board of Directors (“Committee”) administers the executive compensation program and assists the Board in its responsibility relative to the compensation of the Chief Executive Officer (CEO) and other officers. After review and approval by the Committee, all significant matters relating to executive compensation are submitted to the Board for consideration and approval, with CEO compensation approved by the independent members of the Board. Periodically, the Committee seeks the guidance of an executive compensation consultant, who is hired by and reports to the Compensation Committee, to assist the Committee in effectuating its total compensation philosophy and ensure the continued effectiveness of each of the compensation elements.

Executive Compensation Philosophy

     The Committee’s philosophy for total compensation supports the creation of value for the Company’s shareholders and the achievement of the Company’s stated strategic goals in an environment of increasing complexity, competition, and change. The Committee believes this is achieved by providing a competitive compensation package and by having a significant portion of total compensation relate to the Company’s performance as measured by established goals and to individual achievements in the organization. The elements of executive compensation, base salary and short- and long-term incentives, are designed and administered to reward performance and provide the foundation of a pay-for-performance culture. While market competitive practices are reviewed and considered, the Committee believes total executive compensation must reflect The Laclede Group, its culture, and its strategy.

Base Salary

     The Committee believes base compensation for executives should have the ability to attract and retain key talent while rewarding leadership effectiveness. Base salaries are reviewed on a regular basis and may be adjusted annually. They may also be adjusted to recognize a promotion and/or the assignment of increased responsibilities. With regard to the CEO and officers, the Committee considers: (1) the CEO’s recommendations as to compensation for all other officers; (2) the scope of responsibility, experience and individual performance; (3) internal fairness and equity among positions held by each officer; (4) general cognizance of pay practices of major companies within the St. Louis region as well as within the industry for executives of comparable responsibility; and (5) corporate performance. Evaluation of corporate performance in fiscal year 2005 took into account the Company’s earnings, other financial and operating results as well as specific accomplishments. The Committee approves the salaries of officers based on the individual’s achievement of predetermined individual performance objectives, market-based salary ranges and a matrix that establishes potential salary increases dependent upon the executive’s placement within the salary grade as well as the executive’s level of performance. The base salaries of officers were adjusted effective February 1, 2006.

Short-term Performance

     Based on fiscal year performance, the Management Bonus Plan allows officers and select key contributors the opportunity to earn cash bonuses based on the attainment of corporate goals as well as individual business objectives. The Committee approved the corporate performance objectives for fiscal year 2006 with associated thresholds and pre-set ranges for approximately 30 employees. For 2006, the key performance indicators for the corporate objectives were based on earnings per share, the customer satisfaction ranking among peer companies derived from an independent annual gas residential customer satisfaction survey and the aggregate attainment level of all participants’ individual objectives. The Committee assessed the extent to which the corporate objectives and individual objectives were met and approved in October 2006 the bonuses included in the Summary Compensation Table.

Long-term Performance

     To provide a direct link between executive and shareholder interests beyond quarterly or annual periods, the Committee utilizes equity grants for executives and other high level managers who have the ability to impact long-term results and create shareholder value. On November 2, 2005, the Committee granted non-qualified stock options (“NQSOs”) to purchase 105,500 shares to 48 participants. Consistent with our grant guidelines, these awards are granted on the fourth business day following the release of quarterly earnings, with an option price equal to the closing price of the stock on the date of grant. The NQSOs have a ten-year term and vest in equal installments over four years, although the options may vest earlier if a participant is terminated without cause within two years after a change in control. These NQSOs were awarded under the Company’s Equity Incentive Plan, as approved by shareholders at their meeting in January 2003.

     For selected high-level executives who have the responsibility for establishing and executing the Company’s business strategy, the Company believes that restricted shares contingent upon the attainment of multi-year results better reflect a long-term focus on building shareholder value and are more efficient from a cost/benefit perspective, as well as less dilutive than stock options in providing an appropriate long-term incentive opportunity. The Committee awarded performance-contingent restricted stock, as an alternative to NQSOs, to 13 executives on November 2, 2005. If the performance contingency is not satisfied for this performance period, the shares will be forfeited. The granted performance-contingent restricted stock has a three-year performance period ending September 30, 2008, which vests upon the attainment of certain earnings and dividend growth performance.

Stock Ownership Guidelines

     To further align management and shareholder interests, the Company has adopted ownership guidelines for the CEO and certain executive officers. Within five years of the adoption of these guidelines or entrance into a covered position, the CEO is expected to own shares with a value equal to two times his base salary and the executive officers are expected to own one times their base salary, as calculated on a fixed share basis. Annually, the Committee will review these guidelines and may amend them at any time. Executive officers are also required to retain any award of restricted shares under an equity incentive plan for a minimum of three years after the restrictions lapse.

CEO Compensation

     In determining the total compensation package of the CEO for 2006, the Committee considered the CEO’s performance in meeting goals and objectives, and compensation granted to the CEO in prior years. In January 2006, the Committee reviewed the Company’s performance in fiscal year 2005, noting Mr. Yaeger’s leadership in the: (1) attainment of record earnings for fiscal year 2005, (2) significant growth in LER business results, (3) introduction of new technology to enhance customer service and increase efficiency, (4) successful rate case approval, and (5) compliance with Sarbanes-Oxley Section 404 and other corporate governance requirements. In January 2006, the Board of Directors, after considering the various factors and accomplishments described above, granted Mr. Yaeger an increase in base salary. In the fall of 2006, Mr. Yaeger was awarded a cash bonus based on fiscal year 2006 goal attainment and performance-contingent restricted stock with a three-year performance period, under the Annual Incentive Plan and Equity Incentive Plan, respectively.

Deductibility of Compensation

     It is the intention of the Committee to consider Section 162(m) of the Internal Revenue Code in the design of incentive plans to preserve the corporate tax deductibility of compensation. Therefore, the Company’s 2006 Equity Incentive Plan document and Annual Incentive Plan document were written to include the 162(m) requirements and approved by shareholders in January 2006. In some circumstances, however, the Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders.

Compensation Committee
Arnold W. Donald, Chairman Dr. Henry Givens, Jr. Edward L. Glotzbach William E. Nasser

Performance Graph

     The following performance graph compares the performance of The Laclede Group’s common stock to the Standard & Poor’s 500 Stock Index and to the Standard & Poor’s Utilities Index for The Laclede Group’s last five fiscal years. The graph assumes that the value of the investment in The Laclede Group’s common stock and each index was $100 at September 30, 2001, and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future performance.

Comparison Of 5-Year Cumulative Total Return
The Laclede Group, S&P 500,  and S&P Utilities

	2001	2002	2003	2004	2005	2006
Laclede	$100.00	$102.67	$125.57	$142.43	$165.46	$170.83
S&P 500	$100.00	$79.51	$98.91	$112.63	$126.43	$140.07
S&P Utilities	$100.00	$64.58	$79.21	$94.73	$131.36	$137.63

PROPOSAL 2

     RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

     The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of Deloitte & Touche LLP, independent registered public accountant, to audit the books, records and accounts of The Laclede Group and its subsidiaries for the fiscal year ending September 30, 2007. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote “FOR”
The Ratification of The Appointment of Deloitte & Touche LLP as
Independent Registered Public Accountant

OTHER MATTERS

Requirements, including deadlines, for submission of proxy proposals, nomination of directors and other business of shareholders

     Under the rules of the Securities and Exchange Commission, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2008 must be received by the corporate secretary of The Laclede Group at its principal office at 720 Olive Street, St. Louis, Missouri 63101 by August 20, 2007.

     Also, the procedures to be used by shareholders to recommend nominees to the Corporate Governance Committee are outlined on page 5 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2008, notice must be received by the corporate secretary at the Company’s principal executive offices no later than December 1, 2007 and not before November 1, 2007 (not less than 60 days nor more than 90 days, respectively, prior to January 31, 2008). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting.

     The Chairman of the Board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws of The Laclede Group.

Proxy solicitation

     We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by telephone, electronic transmission or facsimile transmission. We have hired Morrow & Co. to assist us in the solicitation of proxies for a fee of $6,500, plus expenses for those services.

Appendix 1

Director Independence Standards

     The Board believes that a majority of the Board should be independent directors. The Board has established the following standards to assist it in determining director independence so as to meet or exceed the New York Stock Exchange independence requirements. Each year, prior to nominating directors to stand for election at the next annual meeting, the Board shall determine whether any director or nominee has any material relation with the Company other than as a director or nominee. In making these determinations, the Board will consider all facts and circumstances and apply the following standards.

A director may be independent if:

  He or she is not and has not been
1.	an employee of the Company or an affiliate within the past five years,

2.	the recipient within the past five years of more than $100,000 per year in direct compensation from the Company or an affiliate, other than director and committee fees and pension or other forms of deferred compensation for prior services,

3.	affiliated with or employed by the Company’s independent auditor within the past five years,

4.	part of a compensation committee interlocking directorate within the past five years in which the director is an executive officer of another company that has any of the Company’s executive officers serving on such other company’s compensation committee,

5.	an employee of a company that within the past five years has made payments to, or received payments from, the Company or an affiliate for property or services in an amount that in any single fiscal year exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues,

6.	an executive officer of a company that is indebted to the Company or any affiliate, or to which the Company or any affiliate is indebted, and the total amount of the indebtedness from one to the other is 1% or more of the total consolidated assets of the company of which the director is an executive officer, or

7.	an executive officer of a tax exempt entity that within the past five years receives or has received more than the greater of $1 million or 2% of its annual contributions from the Company and its affiliates.
  He or she has no immediate family member1 that
1.	is or has been an executive officer of the Company or an affiliate within the past five years,

2.	receives or has received within the past five years more than $100,000 per year in direct compensation from the Company or an affiliate other than director and committee fees and pension or other forms of deferred compensation for prior service,

3.	is or has been within the past five years affiliated with or employed in a professional capacity by the Company’s independent auditors,

____________________

[1]	Immediate family member of a person means such person’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law and anyone (other than domestic employees) who shares such person’s home; but does not include one who is no longer an immediate family member as a result of legal separation or divorce, or who has died or become incapacitated.

4.	is or has been within the past five years an executive officer of another company where any of the Company’s present executives serves or served on that other company’s compensation committee,

5.	is or has been within the past five years an executive officer of a company that made payments to, or received payments from, the Company or an affiliate for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues,

6.	an executive officer of a company that is indebted to the Company or any affiliate, or to which the Company or any affiliate is indebted, and the total amount of the indebtedness from one to the other is 1% or more of the total consolidated assets of the company of which the director is an executive officer, or

7.	an executive officer of a tax exempt entity that within the past five years receives or has received more than the greater of $1 million or 2% of its annual contributions from the Company and its affiliates.

Further, no director qualifies as independent if the director has a material relationship with the Company or an affiliate, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board does not consider material the provision by Laclede Gas Company, a Company subsidiary, of natural gas service at tariffed rates approved by the Missouri Public Service Commission to a director, immediate family member of a director or a director-related company. The Board may determine that a director who personally or through an immediate family member has a relationship described in either 5, 6 or 7 is nonetheless independent. If such a determination is made, the Company will explain in the proxy statement the basis for a determination of independence.

2

C/O UMB BANK, n.a.
928 GRAND BOULEVARD, 13TH FLOOR
KANSAS CITY, MO 64106

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by The Laclede Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Laclede Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THANK YOU FOR YOUR VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LCLDE1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE LACLEDE GROUP, INC.

1.	Election of directors:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	01) Anthony V. Leness 02) Brenda D. Newberry 03) Mary Ann Van Lokeren 04) Douglas H. Yaeger			☐	☐	☐

Vote on Proposal								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountant for fiscal year 2007							☐	☐	☐

Please date and sign exactly as the name appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

For comments, please check this box and write them on the back where indicated.			☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

December 18, 2006

     Please attend our annual meeting of shareholders on January 25, 2007 at 10:00 a.m. at the Hilton St. Louis at the Ballpark, One South Broadway, St. Louis, Missouri.

     Your vote is very important. Please vote, even if you plan to attend the meeting, in one of three ways:

  use the toll-free number shown on your proxy card,
  visit the website shown on your proxy card to vote via the Internet, or mark, sign, date and promptly return the proxy card in the enclosed postage-paid envelope.

     The agenda for this year's meeting is as follows:

  To elect three members of the Board of Directors to serve for a three-year term and one member to serve for a two-year term.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2007 fiscal year.
  To transact such other business as may properly come before the meeting and any adjournment or postponement.

     If you plan on attending the meeting and you are a shareholder of record, you may attend the annual meeting by checking in with our representatives at the desk outside the meeting room. If the shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you must show proof of ownership of our common stock at the desk.

     We thank you in advance for your vote this year.

THE LACLEDE GROUP, INC.
Proxy solicited on behalf of the Board of Directors for
Annual Meeting of Shareholders on January 25, 2007

The undersigned hereby appoints Mary C. Kullman, Barry C. Cooper, Douglas H. Yaeger, and each of them, as proxies with full power of substitution, to represent and to vote all shares that the undersigned would be entitled to vote if present at the annual meeting of shareholders of The Laclede Group, Inc. and at any adjournment and postponement thereof. The meeting will be held January 25, 2007 at 10:00 a.m. central standard time at the Hilton St. Louis at the Ballpark, One South Broadway, St. Louis, Missouri. The undersigned hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Comments:

(If any comments are noted above, please mark corresponding box on the reverse side.)

(To be signed on reverse side)